1250161.06 Exhibit 4.12 From: VTTI MLP B.V. (the "Company") for itself and as Obligors' Agent for each of the other Obligors party to the Facility Agreement (as defined below) pursuant to clause 2.4 (Obligors' Agent) of the Facility Agreement To: COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL for itself and as Agent of the other Finance Parties under and as defined in the Facility Agreement (as defined below) (the "Agent") 17 September 2015 Dear Sirs, EUR 580,000,000 Revolving Credit Facility for VTTI MLP B.V. – Amendment to change of control and other provisions 1. We refer to the EUR 580,000,000 revolving facility agreement dated 26 June 2014 and made between, amongst others, the Company, certain Subsidiaries of the Company as Original Guarantors, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Labuan Branch, BNP Paribas, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. trading as Rabobank International, The Hongkong and Shanghai Banking Corporation Limited, ING Bank N.V., Oversea- Chinese Banking Corporation Limited, London Branch, Société Générale and Sumitomo Mitsui Banking Corporation, Singapore Branch as Arrangers, the Agent and the Lenders as defined therein (as amended pursuant to amendment letters dated 2 December 2014 and 26 January 2015, and as increased pursuant to an accordion commitment notice dated 18 March 2015, the "Facility Agreement"). 2. Capitalised terms used but not defined herein shall have those meanings given to them in the Facility Agreement unless otherwise specified herein. 3. The provisions of clause 1.2 (Construction) and clause 1.3 (Currency Symbols and Definitions) of the Facility Agreement shall apply to this letter as though they were set out in full in this letter except that references in such clauses to "this Agreement" are to be references to this letter. BACKGROUND

2 1250161.06 4. MISC Berhad ("MISC") currently owns 50 per cent. of the issued share capital of VTTI B.V. ("VTTI") indirectly through its Subsidiary, MTTI Sdn. Bhd. ("MTTI"). Vitol Holding B.V. ("Vitol Holding") currently owns 50 per cent. of the issued share capital of VTTI indirectly through its Subsidiary, Martank B.V. ("Martank"). 5. As part of a proposed sale to Vitol Investment Partnership Limited (a Jersey registered company, and together with its Affiliates, "VIP"), MISC intends to procure that MTTI transfer (the "Proposed Transfer") all of its shareholding in VTTI to VIP Terminals Finance B.V. ("VIP Finance"), a newly incorporated Subsidiary of VIP. Martank will contemporaneously transfer (the "Martank Transfer") all of its shareholding in VTTI to VIP Finance in exchange for 50 per cent. of the issued share capital of VIP Finance. At the same time as, or immediately following, the Proposed Transfer and the Martank Transfer, VIP Finance will transfer (the "VIP Finance Transfer") all the issued share capital of VTTI to a newly incorporated wholly-owned direct Subsidiary, VIP Terminals Holding B.V. ("VIP Holding") which will then become the immediate Holding Company of VTTI. 6. Annexure 1 to this letter summarises (by way of a structure chart) the proposed shareholding of VTTI immediately following the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer. 7. Following the completion of the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer, Vitol Holding will: (a) through Martank's ultimate interest in VIP Holding, hold 50 per cent. of the issued share capital of VTTI carrying a right to vote at a general meeting of the VTTI; and (b) through its combined interests in Martank and VIP, effectively own 75.9 per cent. of the issued share capital of VTTI carrying a right to vote at a general meeting of the VTTI, and will be able to appoint or remove all, or the majority of, the directors (or other equivalent officers) of VTTI, and give directions with respect to the operating and financial policies of VTTI which the directors (or other equivalent officers) of VTTI are obliged to comply with. Given its interests in VTTI, Vitol Holding will also have an equivalent level of control over the Company. 8. Pursuant to clause 9.2 (Change of control) of the Facility Agreement, the Majority Lenders may, among other things, cancel the Total Commitments and declare all amounts outstanding under the Finance Documents to be immediately due and payable, if Vitol Holding (and any of its Affiliates) and MISC (and any of its Affiliates) taken together cease to control the Company. Paragraph (b) of clause 9.2 (Change of control) defines "control" as: (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (a) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

3 1250161.06 (b) appoint or remove all, or the majority of, the directors or other equivalent officers of the Company; or (c) give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or (ii) the holding (directly or indirectly) of more than one-half of the issued share capital of the Company carrying a right to vote at a general meeting of the Company. 9. Considering Vitol Holding's interests in Martank and VIP and (following the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer) its effective ownership of VTTI (and thereby, the Company) as described in paragraph 7(b) above, the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer will not cause a change in control of the Company for the purposes of clause 9.2 (Change of control) of the Facility Agreement. 10. Notwithstanding that the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer will not constitute a "change of control", given that MTTI will cease to be a Shareholder of the Company following the Proposed Transfer and the specific references to MTTI in clause 9.2, the Company is seeking an amendment to clause 9.2 on the terms set out below to clarify its shareholding structure following the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer and to clarify that further changes in the ownership of the Company will be permitted, provided that either: Vitol Holding (and its Affiliates) and VIP collectively or individually hold (indirectly) at least one-half of the issued share capital of the Company carrying voting rights and retain the power to appoint or remove not less than one-half of the directors of the Company, or if Vitol Holding (and its Affiliates) collectively or individually cease to control the Company, they retain a shareholding of 25 per cent or more of the issued share capital of the Company carrying voting rights or the investment committee of VIP remains comprised of a majority of persons appointed by Vitol Holding (and its Affiliates). 11. In addition to the amendment to the Facility Agreement described above, the Company is also seeking an amendment to clause 23.7(c)(xv) (Financial Indebtedness) of the Facility Agreement on the terms set out below in relation to increasing the permissible amount of Financial Indebtedness that may be incurred by a member of the Group arising under any issuance of bonds, notes, debentures or similar instruments on a debt capital market. 12. Pursuant to clause 19 (Guarantee and Indemnity) of the Facility Agreement, the Company and the Guarantors guaranteed to each Finance Party (subject to the limitations set out therein) the punctual performance by each other Obligor of each Obligor's obligations under the Finance Documents and undertook to indemnify the Finance Parties (the "Guarantee and Indemnity Obligations"). The Company and the Guarantors shall provide confirmation in this letter that: (i) their respective obligations under the Finance Documents shall remain in full force and effect, and (ii) the Guarantee and Indemnity Obligations provided by them shall continue in full force and effect, notwithstanding any amendments to the Facility Agreement effected by the Agent's countersignature of this letter.

4 1250161.06 AMENDMENT REQUEST 13. Pursuant to clause 37 (Amendments and waivers) of the Facility Agreement, by and with effect from the date of the Agent's countersignature of this letter, it is hereby confirmed that the requisite Lenders under the Facility Agreement consent to the following amendments to the Facility Agreement: (A) Replace the entirety of clause 9.2 (Change of Control) of the Facility Agreement with the following: " 9.2 Change of Control (a) If either: (1) Vitol Holding B.V. and its Affiliates, collectively or individually, do not control the Company and EITHER (X) hold (directly or indirectly) less than 25 per cent. of the issued share capital of the Company carrying a right to vote at a general meeting of the Company OR (Y) the investment committee of Vitol Investment Partnership Limited ceases to be comprised of a majority of persons appointed by Vitol Holding B.V. and its Affiliates, collectively or individually, or (2) Vitol Holding B.V. (and its Affiliates) and Vitol Investment Partnership Limited (and its Affiliates), collectively or individually, cease to control the Company, then: (i) the Company shall promptly notify the Agent upon becoming aware of that event; (ii) a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and (iii) if the Majority Lenders so require, the Agent shall, by not less than 30 days' notice to the Company, cancel the Total Commitments and declare all outstanding Utilisations and all Ancillary Outstandings, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable. (b) For the purpose of paragraph (a) above "control" means: (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) directly or indirectly to: (A) cast, or control the casting of, not less than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or (B) appoint or remove not less than one-half of the directors or other equivalent officers of the Company; or

5 1250161.06 (C) give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or (ii) the holding (directly or indirectly) of not less than one-half of the issued share capital of the Company carrying a right to vote at a general meeting of the Company. " (B) Replace the entirety of clause 23.7(c)(xv) (Financial Indebtedness) of the Facility Agreement with the following: " (xv) Financial Indebtedness incurred by a member of the Group arising under any issuance of bonds, notes, debentures or similar instruments on a debt capital market provided that the relevant bonds, notes, debentures or other similar instruments have a maturity date no earlier than the Termination Date; " (C) Replace the definition of "Issuance Proceeds" in clause 1.1 (Definitions) with the following: " "Issuance Proceeds" means the proceeds from any issuance of bonds, notes, debentures or similar instruments on a debt capital market permitted under clause 23.7(c)(xv), net of all costs and taxes incurred in relation thereto. " 14. It is hereby confirmed that the above amendment shall be made to the Facility Agreement with effect from the date of the Agent's countersignature of this letter. TIMING 15. The Company requests that you provide your response to the above amendment request (by completing and returning a countersigned copy of this letter) as soon as practicable and in any case no later than 4.00 pm (London time) on 28 September 2015. CONTINUING AGREEMENT, ETC. 16. Subject to the amendments set out in paragraph 13 above, the Facility Agreement shall remain in full force and effect in accordance with its terms and nothing in this letter shall constitute or be construed as an amendment, waiver, consent, compromise or release of any other provision or condition under the Finance Documents. 17. With effect on and from the date of the Agent's countersignature of this letter, the Company and the other Obligors each confirm for the benefit of the Finance Parties that: (a) all of the Guarantee and Indemnity Obligations shall (i) continue in full force and effect notwithstanding: (i) the designation of any new document as a Finance

6 1250161.06 Document; (ii) any additions, amendments, novation, substitution or supplements of, or to, the Finance Documents (including, but not limited to, pursuant to paragraphs 13 and 14 of this letter); and/or (iii) the imposition of any amended, new or more onerous obligations under the Finance Documents in relation to any Obligor ; and (b) all other terms of, and its obligations under, the Finance Documents to which it is a party continue in full force and effect on the terms of the relevant Finance Document. 18. The rights and remedies of the Finance Parties under the Finance Documents are reserved other than as expressly waived or amended by this letter. MISCELLANEOUS 19. For the purposes of Facility Agreement, the Company and the Agent hereby designate this letter as a Finance Document. 20. This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter. 21. Clauses 1.4 (Third party rights), 33 (Notices), 35 (Partial Invalidity) and 42 (Enforcement) of the Facility Agreement shall apply to this letter as though they were set out in full in this letter except that references to "this Agreement" are to be references to this letter. 22. This letter, the agreement constituted by it, your acceptance of its terms and any non- contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law. 23. Please acknowledge your agreement to, and acceptance of, the terms of this letter by signing, dating and returning the enclosed acknowledgement of this letter to: VTTI MLP B.V. K.P. van der Mandelelaan 130 3062 MB Rotterdam The Netherlands Attention: Sim Seowwah Fax: +31 10 453 1663

7 1250161.06 Yours faithfully, /s/ Rubil Yilmaz Name: Rubil Yilmaz VTTI MLP B.V. as the Company And confirmed and acknowledged by the other Obligors: /s/ Rubil Yilmaz Name: Rubil Yilmaz Eurotank Amsterdam B.V. /s/ Rubil Yilmaz Name: Rubil Yilmaz Euro Tank Terminal B.V. /s/ Robert Nijst Name: Robert Nijst VTTI Fujairah Terminals Ltd (VTTI FTL) FZC /s/ Robert Nijst Name: Robert Nijst Antwerp Terminal & Processing Company – Terminal NV (previously known as Antwerp Terminal & Processing Company NV) /s/ Robert Nijst Name Robert Nijst Seaport Canaveral Corp.

8 1250161.06 /s/ Robert Nijst Name: Robert Nijst ATT Tanjung Bin Sdn. Bhd.

9 1250161.06 ANNEXURE Structure following the Proposed Transfer, the Martank Transfer and the VIP Finance Transfer Vitol Investment Partnership Limited (Jersey) VIP Holding S.àr.l (Luxembourg) VIP Terminals S.àr.l (Luxembourg) Martank B.V. (Netherlands) VIP Terminals Finance B.V. (Netherlands) VIP Terminals Holding B.V. (Netherlands) VTTI B.V. (Netherlands) 100% 100% 50% 50% 100% 100%

10 1250161.06 Acknowledgement and consent The Agent hereby confirms, on behalf of the requisite Lenders, that consent of those Lenders has been obtained to the amendments requested in the amendment request letter (relating to the amendment of the change of control and other provisions) dated 14 September 2015 issued by VTTI MLP B.V. to the Agent (the "Request Letter") and which amendment shall be made to the Facility Agreement (as defined in the Request Letter) with effect from the date of the Agent's countersignature of this letter below …………………………………………… for COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL as Agent on the instructions of the Lenders under and as defined in the Facility Agreement. Date: _____________________ 2015